EXHIBIT 10.6.2

NOTE: Execution of this Adoption Agreement creates a legal liability of the Employer with significant tax consequences to the Employer and Participants.  Principal Life Insurance Company disclaims all liability for the legal and tax consequences which result from the elections made by the Employer in this Adoption Agreement. Nothing set forth in this agreement or related documents may be taken or relied upon as legal, tax, investment, or accounting advice, nor as any investment recommendation.  You should consult with appropriate counsel or other advisors on all matters pertaining to legal, tax, or accounting obligations and requirements.

Principal Life Insurance Company, Raleigh, NC 27612

A member of the Principal Financial Group®

THE NONQUALIFIED DEFERRED COMPENSATION PLAN

ADOPTION AGREEMENT

THIS AGREEMENT is the adoption of the Nonqualified Deferred Compensation Plan ("Plan") by Penske Automotive Group, Inc. (the "Company") with an EIN of 22-3086739.

W I T N E S S E T H:

WHEREAS, the Company desires to adopt the Plan as an unfunded, nonqualified deferred compensation plan for members of a select group of management or highly compensated employees and under Sections 201(2), 301(a)(3) and 401(a)(l) of the Employee Retirement Income Security Act of 1974 (“ERISA”) or independent contractors; and

WHEREAS, the provisions of the Plan are intended to comply with the requirements of Section 409A of the Code and the regulations thereunder and shall apply to amounts subject to Section 409A; and

WHEREAS, the Company has been advised by Principal Life Insurance Company (“the Recordkeeper”) to obtain legal and tax advice from its professional advisors before adopting the Plan,

NOW, THEREFORE, the Company hereby adopts the Plan in accordance with the terms and conditions set forth in this Adoption Agreement:

ARTICLE I

Terms used in this Adoption Agreement shall have the same meaning as in the Plan, unless some other meaning is expressly herein set forth. The Company hereby represents and warrants that the Plan has been adopted by the Company upon proper authorization and the Company hereby elects to adopt the Plan for the benefit of its Participants as referred to in the Plan. By the execution of this Adoption Agreement, the Company hereby agrees to be bound by the terms of the Plan.

ARTICLE II

The Company hereby makes the following designations or elections for the purpose of the Plan:

2.13Effective Date:This is an amendment of a plan named Penske Automotive Group, Inc.

Deferred Compensation Plan dated January 1, 2018 and governing all contributions to the plan through December 31, 2020 for participants who were eligible prior to November 30, 2020. This plan was subsequently amended on December 1, 2020. The terms of this December 1 ,2020 plan apply to any participants who become eligible to participate on or after December 1, 2020 and any contributions that occur on or after January 1, 2021 for participants in the plan on November 30,

2020. Contributions through December 31, 2020 will be subject to the terms of the original plan document.

2.26	Plan: The name of the Plan is

Amended and Restated Penske Automotive Group, Inc. Deferred Compensation Plan

4.1Participant Deferral Credits: Subject to the limitations in Section 4.1 of the Plan, a Participant may elect to have their Compensation, as elected below, deferred within the annual limits below by the following percentage or amount as designated in writing to the Committee:

Base Salary:

☒(a)Base salary:

maximum deferral: 50%

☐(b)Base salary deferral in an amount equal to a 401(k) refund (“401(k) Refund

Offset”) as defined in Section 2.0 of the Plan:

mandatory deferral: 100%

Bonus:

☒(c)Service Bonus:

☒ Bonus: earned from 1/1-12/31, paid on or around fourth quarter in that Plan Year.

maximum deferral: 95%

☐(d)Performance-Based Compensation:

☐Performance Based Bonus: earned from 1/1-12/31, paid on or around 6/30 and whose election must be no later than six months prior to the end of the earnings period.

maximum deferral: 80%

☐ (e)Participant deferrals not allowed.

4.1.2 Participant Deferral Credits and Employer Credits – Election Period (Evergreen Elections):

An election made by the Participant shall continue in effect for subsequent years until modified by the Participant as permitted in Section 4.1 and Section 4.2 of the Plan.

4.2Employer Credits (Section 4.2 of the Plan) and Vesting (Section 6 of the Plan): Employer Credits will be made in the following manner:

☒ (a)Employer Credits not allowed.

☐(b)Employer Discretionary Credits: The Employer may make discretionary credits to the Deferred Compensation Account of each Active Participant in an amount determined each Plan Year by the Employer.

☐ (i)Immediate 100% vesting.

☐(ii)Number of YearsVested

of ServicePercentage

Less than	1%
1%
2%
3%
4%
5%
6%
7%
8%
9%
10 or more %

For this purpose, Years of Service of a Participant shall be calculated from the date designated below:

☐(1)First day the Participant begins to provide services to the Employer and all Participating Employers

☐ (2)Each Crediting Date. Under this option (2), each Employer Credit shall vest based on the Years of Service of a Participant from the Crediting Date on which each Employer Discretionary Credit is made to the Deferred Compensation Account.

Further, an Active Participant shall be fully vested in ALL Employer Credits, as noted above, upon the first to occur of the following events:

☐(a)Full Vesting Age (as defined in Section 2.20 of the Plan) shall mean age __.

☐(b)Death.

☐(c)Disability.

☐ (d)Change in Control Event.

If Change in Control or Disability is not a Vesting event, amounts not vested at the time payments due under this Section cease will be:

☐Forfeited

☐ Distributed upon a Qualifying Distribution Event if vested at that time

4.3          Deferred Compensation Account:   A Participant may establish multiple accounts to be distributed upon Separation from Service.  Each account may have one set of payment options as permitted in Section 7.1 of the Plan.  Additional In-Service accounts may be established as permitted in Section 5.4 of the Plan.

The Participant will also be required to elect Separation from Service payment options for each In-Service account established.

5.2        Disability of a Participant: A Participant's becoming Disabled shall be a Qualifying Distribution Event and the Deferred Compensation Account shall be paid by the Employer as provided in Section 7.1 of the Plan.

5.3        Death of a Participant: A Participant's death shall be a Qualifying Distribution Event and the Deferred Compensation Account shall be paid by the Employer as provided in Section 7.1 of the Plan.

5.4In-Service Distributions: In-Service Accounts are permitted under the Plan:

☒(a)In-Service Accounts are allowed with respect to:

☒Participant Deferral Credits only.

☐ Employer Credits only.

☐ Participant Deferral and Employer Credits.

In-service distributions may be made in the following manner:

☒Single lump sum payment.

☒Annual installments over a term certain not to exceed 5 years.

If applicable, amounts not vested at the time in-service payments are distributed will be distributed at Separation from Service if vested at that time.

☐ (b)No In-Service Distributions permitted.

5.5 Change in Control Event:

☐(a)A Change in Control shall not be a Qualifying Distribution Event.

☒ (b)Participants may elect upon initial enrollment to have accounts distributedupon a Change in Control Event.

5.6	Upon an Unforeseeable Emergency (as defined in Section 2.36 of the Plan) Participants may apply to cancel deferral elections and\or have vested accounts distributed upon an Unforeseeable Emergency event.

7.1Payment Options: If permitted by the plan design, any benefit payable under the Plan upon a permitted Qualifying Distribution Event may be made to the Participant or the Beneficiary (as applicable) in any of the following payment forms, as selected by the Participant, or mandated by the plan provisions in the Participation Agreement:

(a)Separation from Service

☒(i)A lump sum.

☒(ii)Annual installments over a term certain as elected by the Participant not to exceed 10 years.

(b)Death shall be paid in a lump sum

(c)Disability shall be paid in a lump sum

(d) Unforeseeable Emergency shall be paid in a lump sum

(e)Change in Control shall be paid in a lump sum

7.4	De Minimis Amounts. The Employer may distribute a Participant's vested balance in all Deferred Compensation Account(s) of the Participant at any time, whether or not a Qualifying Distribution Event has occurred if the balance does not exceed the limit in Section 402(g)(1)(B) of the Code and results in the termination of the Participant's entire interest in the Plan and any other Employer plan subject to aggregation under Section 409A of the Code.

Notwithstanding any payment election made by the Participant, the vested balance in all Deferred Compensation Account(s) of the Participant shall be distributed in a single lump sum payment if at the time of a permitted Qualifying Distribution Event that is either a Separation from Service, death, Disability, or Change in Control Event the vested balance does not exceed:

☒ $150,000.

             ☐   Not Applicable

14.Amendment and Termination of Plan: Notwithstanding any provision in this Adoption Agreement or the Plan to the contrary, Section 2.5, 2.23 & 7.2 of the Plan shall be amended to read as provided in attached Exhibit A.

☐There are no amendments to the Plan.

17.8Construction: The provisions of the Plan shall be construed and enforced according to the laws of the State/Commonwealth of Delaware, except to the extent that such laws are superseded by ERISA and the applicable provisions of the Code.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year stated below.

Penske Automotive Group, Inc.

Name of Company

By: /s/ Tony Pordon

Authorized Person

Date: November 11, 2020

EXHIBIT A

Section 2.5 of the Plan Document has been amended and restated as follows:

2.5 “Change in Control” shall mean the occurrence of the following event: any individual, entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Act”)) other than the Permitted Holders becomes the beneficial owner (as defined in Rule 13(d)(3) under the Act) of Company securities that constitute more than 50% of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of Directors (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business) provided that such event also constitutes a “change in control” of the Company as defined in Treas. Reg. section 1.409A-3(i)(5). For purposes of this definition, the term Permitted Holder shall mean (i) Mr. Roger S. Penske, his estate, guardians, conservators, administrators, committees or personal representatives; (ii) immediate family members and lineal descendants of Mr. Roger S. Penske and their respective guardians, conservators, administrators, committees or personal representatives; (iii) trusts or other entities created for the benefit of any of the Persons listed in (i) or (ii) above or for the benefit of a trust covered by this clause (iii); and (iv) any of Penske Capital Partners LLC, International Motor Car Group I LLC, International Motor Car Group II LLC, Penske Corporation, Penske Automotive Holdings Corp., Transportation Resource Partners, LP, Transportation Resource Partners III, LP, Penske Truck Leasing Co., L.P., LJ VP Holdings LLC and their respective Subsidiaries. For purposes of this definition, Subsidiary shall mean any business entity (including, but not limited to, a corporation, partnership or limited liability company) of which a company directly or indirectly owns 50% of the voting interests of the entity unless the Committee determines that the entity should not be considered a Subsidiary for purposes of the Plan. If a company owns less than 50% of the voting interests of the entity, the entity will be considered a Subsidiary for purposes of the Plan only if the Committee determines that the entity should be so considered. In each case, the discretion of the Committee shall be limited to the extent the exercise of such discretion would trigger a violation of section 409A of the Code or any guidance thereunder with respect to designating Change in Control as a payment event under section 409A of the Code.

Section 2.23 of the Plan Document has been amended and restated as follows:

2.23 Employer means the Company, as identified in the Adoption Agreement, and any of its subsidiaries, or any Participating Employer which adopts this Plan. An Employer may be a corporation, a limited liability company, partnership or sole proprietorship.

Section 7.2 of the Plan Document has been amended and restated as follows:

7.2 Timing of Payments. Payment shall be made in the manner elected by the Participant and shall commence for Separation from Service as of March 1st following the participant’s date of termination and as soon as practicable for all other Qualifying Distribution Events after (but no later than 60 days after) the distribution date specified for the Qualifying Distribution Event. Participants shall not have any influence as to the tax year or timing of the distribution.  For each payment, the Committee must specify a date for the Deferred Compensation Account(s) to be valued. In the event the Participant fails to make a valid election of the payment method, the distribution will be made in a single lump sum payment as soon as practicable after the Qualifying Distribution Event. A payment may be further delayed to the extent permitted in accordance with regulations and guidance under Section 409A of the Code.